Exhibit 99.1

DIMON Incorporated 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681	Tel: 434 792 7511

NEWS RELEASE October 11, 2004		Contact: Ritchie L. Bond (434) 791-6952

DIMON Announces Senior Note Holder Consent Solicitation and Reaffirms Earnings Guidance

Danville, VA – DIMON Incorporated (NYSE: DMN) announced today that it has commenced the solicitation of consents from the holders of its $200 million 9 5/8% Senior Notes due 2011 and its $125 million 7 3/4 % Senior Notes due 2013 (collectively, the “Notes”) to a waiver of certain technical defaults under the related indentures, and amendments to the indentures confirming the Company’s ability to pay future dividends at the current rate to holders of Company common stock and to make additional investments in certain majority-owned subsidiaries. The record date for the solicitation is October 8, 2004.

DIMON also confirmed that it expects the Company’s underlying net income, including any effects of the consent payments described herein, to be toward the upper end of its previously disclosed guidance of between $0.45 and $0.55 per basic share for the fiscal year ending March 31, 2005, and that it currently intends to continue to pay regular quarterly dividends at the rate of $0.075 per share, assuming that the consents and waivers described in this press release are received. DIMON expects that any costs incurred to obtain the consents and waivers will be amortized over the remaining maturities of the applicable indebtedness.

The consent solicitation is conditioned on the receipt of consents from holders of at least a majority in aggregate principal amount of each of the 9 5/8 % Senior Notes and the 7 3/4 % Senior Notes, and other customary conditions. The consent solicitation will expire at 5 p.m., Eastern Time, on Friday, October 22, 2004, unless extended (the “Expiration Date”). The Company is offering to pay all holders of Notes that consent on or prior to the Expiration Date a fee of $5.00 per $1,000 in principal amount of such holders’ Notes. The Solicitation Agent is Wachovia Securities.

The technical defaults that are the subject of the consent solicitation related to the Company’s determination of amounts available to make certain “Restricted Payments.” The payments in question are four dividend payments on the Company’s common stock made since December 2003 and investments in a majority-owned subsidiary during the same period. The Company interpreted the indentures to permit it to pay common stock dividends and make investments in this subsidiary provided that there was sufficient availability in the Restricted Payments “basket” described in the indentures and that it was able to incur additional indebtedness under various permitted indebtedness “baskets” described in the indentures. The Company subsequently has determined that the indentures prohibit these Restricted Payments if a more stringent consolidated interest coverage test is not satisfied.

The Company is undertaking the consent solicitation to waive any violations of the indentures related to these payments and to confirm its ability to pay future dividends and to make up to $2.0 million of additional investments prior to December 31, 2005, in majority-owned subsidiaries in compliance with the indentures. Dividends in excess of the current amount and investments in non-wholly-owned subsidiaries in excess of $2.0 million would remain conditioned on the Company’s ability to meet the consolidated interest coverage ratio test in its indentures. The Company is also seeking waivers of cross defaults under its $150 million credit facility (the “Credit Facility”) and some of its subsidiaries’ operating lines of credit. Effectiveness of the consents from the holders of the Notes is conditioned upon waivers from the requisite lenders under the Credit Facility and such operating lines of credit or other cures of the cross defaults.

In discussing the Company’s forecast and actual operating performance, DIMON management consistently refers to underlying net income, which excludes market valuation adjustments for derivatives because they do not reflect the Company’s operating activities, are non-cash in nature, and will reverse in their entirety (gains and losses will offset each other) during the remaining term of the associated interest rate swaps. Management also consistently excludes from underlying net income gains and charges resulting from unusual transactions or events that are not reflective of its underlying operations, and that are not expected to recur.

For a complete statement of the terms and conditions of the consent solicitation and of the proposed waivers and amendments to the indentures, holders of the Notes should refer to the Consent Solicitation Statement dated October 11, 2004, which is being sent by the Company to all holders of the Notes as of October 8, 2004, the record date for the solicitation. Questions from note holders regarding the consent solicitation may be directed to Wachovia Securities, Liability Management Group, at (704) 715-8341 or toll-free at (866) 309-6316. D.F. King & Co., Inc. is serving as Information Agent in connection with the consent solicitation. Requests from note holders for assistance in delivering consents or for additional copies of the Consent Solicitation Statement should be directed to the Information Agent at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, Telephone: (212) 269-5550.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. The Company has adequate alternative sources of liquidity to allow it to continue its operations in the ordinary course of business while it is seeking the consents and waivers. However, there can be no assurance that the consents and waivers will be received. If the holders of the Notes or the lenders under the Credit Facility and operating credit lines do not agree to the requested waivers, the lenders could prohibit further borrowings under the Credit Facility and operating credit lines and the Note holders and lenders could elect to require the Company to repay immediately the Notes and amounts outstanding under the Credit Facility and operating credit lines. If that were to occur, DIMON would be required to reclassify the Notes on its balance sheet as current liabilities and the Company would be required to refinance all of such accelerated debt. There can be no assurance that any such refinancing could be completed on advantageous terms or in time to avoid an adverse change in liquidity. Future dividends will remain subject to the Company’s debt agreements and dividend policy, which provides in part that dividends will be declared and paid only out of legally available funds and in the discretion of the Board of Directors. Risks and uncertainties with respect to the Company’s results of operations include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for the Company’s tobacco products, and the impact of regulation and litigation on the Company’s customers. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K/A for the transition period ended March 31, 2004, and other filings with the Securities and Exchange Commission.

DIMON Incorporated is the world’s second largest dealer of leaf tobacco with operations in more than 30 countries. For more information on DIMON, visit the Company’s website at http://www.dimon.com.